For Immediate Release

U.S. ENERGY CORP. ANNOUNCES SUCCESSFUL THREE FORKS TEST WELL

INITIAL PRODUCTION RATE OF APPROXIMATELY 2,356 BOE/D FROM THE STATE 36-1 #2H WELL – THREE FORKS FORMATION

RIVERTON, Wyoming –October 4, 2010 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today announced  the initial production rate from its State 36-1 #2H well which was recently completed with Brigham Exploration Company (Nasdaq:BEXP) ("Brigham" or "BEXP") in the Williston Basin of North Dakota, and provided an update on its oil and gas drilling initiatives in the Williston Basin.

Williston Basin – Bakken Shale / Three Forks Formation

The State 36-1 #2H well, the first Three Forks test well completed under the Drilling Participation Agreement (“DPA”) with Brigham in the Rough Rider acreage area, produced approximately 1,872 barrels of oil and 2.91 MMCF of natural gas per day or 2,356 BOE/D during an early 24-hour flow back period.  The well was completed with swell packers and 31 fracture stimulation stages.  U.S. Energy's initial working interest in this well is approximately 17% (~13% net revenue interest).  The original well in the unit was the State 36-1 #1H, which had an initial production rate of 3,807 BOE/D in the Bakken formation.  Oil sales from this well have commenced.

The first Bakken formation infill well in the Brad Olson 9-16 unit, the Brad Olson 9-16 #3H, is the next well scheduled to be completed in the program, which is expected to commence in early October.  U.S. Energy’s initial working interest in this well is approximately 31% (~25% net revenue interest).  The well will be monitored with micro-seismic to evaluate frac wing performance.  The resulting information will be used to determine optimal spacing for the remaining well or wells in the unit, and will be applied to the rest of the spacing in the program as more data is obtained.  The second infill well in the Brad Olson 9-16 unit, the Brad Olson 9-16 #2H well, was also drilled late this summer in the same 1,280 acre spacing unit.  U.S. Energy’s initial working interest in this well is approximately 31% (~25% net revenue interest).  It is expected that this well will be completed in late 2010 or early 2011, after production from the Brad Olson #3H well is evaluated and the seismic data can be processed and applied to the program going forward.  As with the original well within the unit (Brad Olson 9-16 #1H, IP rate 2,112 BEO/D), the two additional wells are targeting the middle Bakken formation and have been  drilled to a total measured depth of approximately 20,000 feet (~10,000 ft vertical; ~10,000 horizontal) and will be completed with ~30 fracture stimulation stages.

Press Release
October 4, 2010

The Brad Olsen infill wells and the Three Forks test well results are deemed to be highly important to the drilling program with Brigham.  Additional positive results could lead to the drilling of up to three Bakken and three Three Forks wells in 15 spacing units for the Company, resulting in up to 90 gross wells or more once frac wing spacing and production data is further evaluated.

Also looking forward, the Kalil Farms 14-23 #1H, which is well number twelve under the DPA with Brigham, spud in early October of 2010 and is currently drilling in the vertical portion of the well bore.  U.S. Energy’s initial working interest in this well is approximately 20% (~16% net revenue interest).

The Lloyd 34-3 #1H, which is well number thirteen under the DPA with Brigham, is scheduled to spud in late October of 2010.  U.S. Energy’s initial working interest in this well is approximately 29% (~23% net revenue interest).

The MacMaster 11-2 #1H, which is well number fourteen under the DPA with Brigham, is scheduled to spud in mid-November 2010.  U.S. Energy’s initial working interest in this well is approximately 41% (~32% net revenue interest).

The Hovde 33-4 #1 H well, the fifteenth (formerly the thirteenth planned well) and final initial well to be drilled under the DPA with Brigham, is scheduled to spud in December 2010. USE's initial working interest in the well is approximately 23% (18% net revenue interest).

It should also be noted that all of the working interests mentioned above are subject to change based on non-consents by other working interest partners in each unit.

“We are extremely pleased to have the initial Three Forks test well come on as a strong producer in the Rough Rider area,” said Keith Larsen, CEO of U.S. Energy Corp.  “These initial results provide us with optimism that the Three Forks zone will be productive in the other fourteen units that we are participating in with Brigham, and we look forward to additional drilling for years to come.” he added.

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Press Release
October 4, 2010

Forward-Looking Statements

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," “target,” “goal,” or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells with Brigham Exploration, its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  There is no assurance that any of the wells (referenced in this press release) will be productive, or that additional wells drilled in the Three Forks formation will be productive. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2009 and the Form 10-Q filed May 10, 2010.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen	Nick Hurst
Director of Investor Relations	Investor Relations
U.S. Energy Corp.	The Equicom Group
1-800-776-9271	1-403-538-4845
reggie@usnrg.com	nhurst@equicomgroup.com